SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 24, 2010

ASSURED EQUITIES IV CORPORATION
(Exact name of registrant as specified in its charter)

FLORIDA	000-53734	27-0173162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

77 Acorn Avenue, Talmo, GA 30575
(Address of principal executive offices, including zip code)

(704) 361-2204
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 24, 2010, Andrew Haines and Michael Taylor (jointly known as the "Sellers") entered into an Asset Purchase Agreement (the "Agreement") with Assured Equities IV Corporation, a State of Florida corporation (the "Buyer"), whereby Buyer agreed to purchase from Seller at the closing and Seller agreed to sell to Buyer at the closing all of the outstanding capital stock including rights, title and interest in and to the Ultimate Indoor Football League, LLC ("UIFL"), a domestic Limited Liability Company organized under the laws of and active with the State of Ohio, for a total purchase price of one million four hundred fifty thousand and 00/100 US dollars ($1,450,000.00) (the "Purchase Price").

Buyer shall pay seller a payment of fifty thousand and 00/100 US dollars ($50,000.00) by January 10, 2011 with a Promissory Note for six hundred fifty thousand and 00/100 US Dollars ($650,000.00) bearing interest at 5% annually and which is convertible into six hundred fifty thousand (650,000) shares of 5% Preferred Stock of Assured Equities IV Corporation, such Preferred Stock having a par value of $1.00 per share and four hundred fifty thousand and 00/100 US Dollars ($450,000.00) in cash at closing.

In addition:

1. Buyer and Sellers will enter into a Consulting Agreement for a period of five years payable at sixty thousand and 00/100 US Dollars ($60,000.00) per year payable quarterly with the first payment to be paid within 45 days from the closing date, and

2. Andrew Haines will be given an Employment Contract for a period of fifteen months (15) at an annual salary of eighty four thousand and 00/100 US Dollars ($84,000.00) plus a fifteen percent (15%) commission on league sponsorships and league territory sales he generates, and

3. The Sellers will have the right to appoint two members to the Board of Directors of Buyer at the first meeting of the Shareholders of Buyer after the closing date, and

4. Sellers will have the option to acquire four (4) team territories without having to pay a territory fee.

The Agreement is scheduled to close on or before the 90th day from December 24, 2010.

EXHIBITS

Exhibit No.        Description

10.01                   Asset Purchase Agreement dated December 24, 2010 between Andrew Haines and Michael Taylor (Sellers) and Assured Equities IV Corporation (Buyer).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the designated hereunto duly authorized.

ASSURED EQUITIES IV CORPORATION
Date:December 24, 2010	By:	s/s Cecil R. VanDyke
	Name:	Cecil R. VanDyke
	Title:	President